Exhibit 10.15

RIGHTS ASSIGNMENT AND RELEASE AGREEMENT

This Rights Assignment and Release Agreement (the “Agreement”), is made and entered into as of January 10, 2014 (the “Effective Date”) by and between TigerLogic Corporation, a Delaware corporation, located at 25A Technology Drive, Irvine, CA 92618  (“TigerLogic”) and Peter Yared, an individual with physical and email addresses as set forth on the signature page hereto (“Assignor”).

WHEREAS, TigerLogic and Assignor are parties to that certain Consulting Agreement dated October 1, 2010, including without limitation, Statements of Work Numbers 1.0, 1.1, 1.2, 2.0, and 3.0 thereunder, pursuant to which Assignor was paid a total of ninety thousand dollars ($90,000) for his services and was to receive an ongoing royalty payment (collectively, the “Original Agreement”).

WHEREAS, this Agreement replaces the Original Agreement in its entirety on the terms set forth herein.

WHEREAS, from and after the Effective Date, the Original Agreement is superseded hereby and of no further force or effect.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereby agree as follows:

1.                                      SERVICES, COMPENSATION

Assignor has completed all services to be provided by Assignor under the Original Agreement and has delivered to TigerLogic all items to be delivered under the Original Agreement (“Deliverables”).

2.                                      OWNERSHIP

2.1                               TigerLogic Ownership.  Assignor confirms that the following items were and are assigned to TigerLogic under the Original Agreement and at all times remain the sole property of TigerLogic: (a) all contributions of Assignor to TigerLogic’s software product known as “Postano” (the “Software”), (b) all Deliverables; and (c) all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, Proprietary Information (defined in Section 5.1 below), technology, designs. formulas, ideas, processes, techniques, know-how and data, whether or not patentable (i) which were conceived, made or discovered by Assignor, solely or in collaboration with others, during the term of the Original Agreement that relate in any manner to the Software or the business of TigerLogic; (ii) that Assignor was directed to undertake, investigate or experiment with as part of his services under the Original Agreement; or (iii) that Assignor became associated with in work, investigation or experimentation in the line of business of TigerLogic in performing services under the Original Agreement (collectively,  “Covered Inventions”).  The foregoing assignment by Assignor includes without limitation,  any and all patents, patent rights, copyrights, mask work rights, trade secret rights, trademark rights, and other intellectual property, publicity and other proprietary rights of any nature anywhere in the world (“Proprietary Rights”).  Assignor further confirms that he has assigned (or caused to be assigned) and does hereby assign fully to TigerLogic all right, title and interest in the Software, Deliverables, and Covered Inventions, including without limitation, all Proprietary Rights, in perpetuity, and for all extensions and renewals of copyright whether now or hereafter existing.

2.2                               Moral Rights.  Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure, withdrawal, and  any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent that such Moral Rights cannot be assigned under applicable law and to the extent allowed by the laws in the various countries where Moral Rights exist, Assignor hereby waives such Moral Rights and further consents to any action of TigerLogic that would violate such Moral Rights in the absence of such consent.

2.3                               Further Assurances.  Assignor agrees to perform, during and after the term of this Agreement, all acts deemed necessary or desirable by TigerLogic to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing TigerLogic’s rights in the Software, Deliverables, Covered Inventions and Proprietary Rights.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. If TigerLogic is unable for any reason whatsoever to secure Assignor’s signature to any such document (including but not limited to renewals, extensions, continuations, divisions or continuations-in-part), Assignor hereby irrevocably designates and appoints TigerLogic and its duly authorized officers and agents as Assignor’s agents and attorneys-in-fact, to act for, on behalf and instead of Assignor, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Assignor.  Assignor acknowledges that such appointment is a grant of a power coupled with an interest and is irrevocable.

3.                                      COMPENSATION

3.1                                     Flat Fee; Total Amount Due.  In full, complete and final consideration for the rights previously and hereby assigned to TigerLogic, in complete satisfaction of any amounts due or that may become due under the Original Agreement, and for the releases and covenants given hereunder, TigerLogic shall pay Assignor the amount of One Million Dollars ($1,000,000), to be paid as follows: $250,000 payable on each of January 15, April 15, July 15, and October 15, 2014.   Any late payment shall be subject to an 8% late payment fee (compounded monthly).  Assignor acknowledges and agrees that the foregoing payment is lieu of and replaces any and all other payments, including without limitation any royalties, service fees, or other consideration of any kind, that may be or may become due to Assignor from TigerLogic, whether under the Original Agreement, any Statement of Work or otherwise.

3.2                               Taxes.  Each party shall be solely responsible for reporting and remitting all taxes, governmental fees or other similar charges or assessments imposed, levied or assessed on such party by any federal, state, local or other governmental authority as a result of the transactions contemplated under this Agreement.  Each party shall indemnify and hold the other party harmless from and against any and all damages or costs, including attorneys’ fees and costs, resulting from such party’s failure to comply with the foregoing sentence.

4.                                      RELEASE AND SETTLEMENT OF CLAIMS

4.1                               Release.  Assignor, for himself and on behalf of his respective legal predecessors, successors, and assigns, hereby forever releases and discharges TigerLogic, its predecessors, successors, and assigns, and its past, present, and future officers, directors, employees, attorneys, representatives, agents, parents, affiliated entities, and subsidiaries (hereinafter collectively referred to as “Releasees”) from any and all claims, demands, obligations, damages, liabilities, and causes of action, known or unknown, arising at any time in the past up to and including the date hereof which concern or relate to the Original Agreement, this Agreement or the subject matter of either of the foregoing.  Assignor will not bring or participate in any action, either on an individual or collective basis, or on a representative basis on behalf of others, against TigerLogic or any of the Releasees based on or relating to any matter released herein.

4.2                               Section 1542.  Assignor has read and understood the following in Section 1542 of the California Civil Code:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  Having reviewed this provision, Assignor hereby voluntarily waives and releases any rights he may have under this provision or any similar law and fully releases Releasees from unknown or unsuspected claims.

5.                                      CONFIDENTIALITY

5.1                               Definition.  “Proprietary Information” means any information that was or will be developed, created, or discovered by or on behalf of TigerLogic, or which became or will become known by, or was or is conveyed to, Assignor, which has commercial value in TigerLogic’s business, including but not limited to trade secrets; information regarding the Software, the Deliverables, the Covered Inventions, the Proprietary Rights, business and product development plans, customer lists, terms of compensation and performance levels of TigerLogic employees; information  about TigerLogic customers and products; information concerning TigerLogic’s actual or anticipated business, financials, research or development; and information which is received in confidence by or for TigerLogic from any other person.

5.2                               Covenant.  Assignor will not, during or subsequent to the term of this Agreement, use TigerLogic’s Proprietary Information for any purpose whatsoever, nor disclose TigerLogic’s Proprietary Information to any third party.  Assignor further agrees to take all reasonable precautions to prevent any unauthorized disclosure of TigerLogic’s Proprietary Information, including but not limited to having each employee or subcontractor of Assignor with access to any of TigerLogic’s Proprietary Information, if any, execute a nondisclosure agreement containing provisions in TigerLogic’s favor substantially similar to this Section 5.

5.3                               Exclusion.  Proprietary Information does not include information which (a) other than with respect to information that was developed by Assignor under the Original Agreement, is known to Assignor at the time of disclosure to Assignor by TigerLogic, as evidenced by Assignor’s written records; (b) has become publicly  known and made generally available through no improper action or inaction by Assignor or any agent or affiliate of the Assignor; (c) has been rightfully received by Assignor from a third party who is authorized to make such disclosure without obligation of confidentiality; or (d) has been independently developed by Assignor without any access or reference to the Proprietary Information.

5.4                               Governmental Order.  Nothing in this Agreement shall prevent Assignor from disclosing Proprietary Information to the extent Assignor is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, Assignor shall (a) assert the confidential nature of the Proprietary Information to the agency, (b) immediately notify TigerLogic in writing of the agency’s release or request to disclose, and (c) cooperate fully with TigerLogic in protecting against any such disclosure and/or obtaining a protective release narrowing the scope of the compelled disclosure and protecting the confidentiality of the Proprietary Information.

5.5                               Materials.  At any time upon TigerLogic’s request Assignor will deliver to TigerLogic (and will not recreate or deliver to anyone else) all of TigerLogic’s property, Software, Deliverables, Covered Inventions and Proprietary Information that Assignor may have in Assignor’s possession or control; or, upon TigerLogic’s request, Assignor will destroy all property, Software, Deliverables, Covered Inventions and Proprietary Information of TigerLogic in Assignor’s possession, including all copies thereof, and confirm in writing to TigerLogic that Assignor has complied with the obligations set forth in this paragraph.

6.                                      REPRESENTATIONS AND WARRANTIES

6.1                               Mutual Warranties.  Each party represents and warrants to the other that: (a) it or he has the capacity, authority, and legal right to enter into this Agreement and to perform the obligations hereunder; and (b) the execution and delivery of this Agreement and the performance of its obligations hereunder do not conflict with or constitute a default under any of his or its other contractual obligations.

6.2                               Assignor Warranties.  Assignor represents and warrants that: (a) the Deliverables, including without limitation, Assignor’s contributions to the Software, are original developments of Assignor and do not infringe upon or violate any third party’s legal or contractual rights, including any copyrights, trade secrets, trademarks or other intellectual property  rights, or rights of privacy or publicity; (b) the Deliverables do not contain any libel or slander upon any person or entity; (c) the Software contains no “open source” or similarly licensed code other than that listed on Schedule A attached hereto; (d) to the extent the Deliverables consist of any computer code, as delivered by Assignor, the Deliverables do not contain any viruses, Trojan horses, worms, time-bombs, or other malicious or injurious code of any nature; and (e) as delivered by Assignor, TigerLogic has good and marketable title to each Deliverable, free and clear of all liens and encumbrances.  In the event of a breach of the foregoing representations and warranties by Assignor, Assignor shall, at TigerLogic’s sole discretion, repair or replace the defective or infringing Deliverables; provided that if the foregoing remedy is impractical, Assignor shall provide a full refund of all amounts paid by TigerLogic to Assignor under this Agreement, in addition to any other rights and remedies that may remain available to TigerLogic.

7.                                      LIMITATION OF LIABILITY

UNDER NO CIRCUMSTANCES WILL TIGERLOGIC BE LIABLE TO ASSIGNOR FOR ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, UNDER ANY CONTRACT, STRICT LIABILITY, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY, FOR: (A) ANY INCIDENTAL,  PUNITIVE,  INDIRECT, SPECIAL, EXEMPLARY, EXTRAORDINARY, RELIANCE, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS; OR (B) ANY OTHER DAMAGES THAT IN THE AGGREGATE EXCEED ALL AMOUNTS PAID OR PAYABLE BY TIGERLOGIC TO ASSIGNOR UNDER THE ORIGINAL AGREEMENT.  THE FOREGOING LIMITATION OF LIABILITY SHALL APPLY TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW REGARDLESS OF WHETHER TIGERLOGIC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ANY REMEDY OF ITS ESSENTIAL PURPOSE.

8.                                      ARBITRATION AND EQUITABLE REMEDY

8.1                               Governing Law.  This Agreement will be governed by and construed under the laws of the State of California without regard to the conflicts of laws provisions thereof.

8.2                               Arbitration.  With the sole and unique exception of the specific equitable remedy described in Section 8.3 below, TigerLogic and Assignor agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in San Jose, California, in accordance with the rules then in effect of the American Arbitration Association or its successor.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.  TigerLogic and Assignor initially shall each pay one-half of the costs and expenses of any such arbitration.  However, the prevailing party in any arbitration or litigation relating to this Agreement shall be entitled to its fees and costs (including without limitation reasonable attorney’s and expert’s fees).

8.3                               Injunction, No Bond.  Assignor agrees that it would be impossible or inadequate to measure and calculate TigerLogic’s damages from any breach of the covenants set forth in Sections 2 and 5 herein. Accordingly, Assignor agrees that if Assignor breaches such Sections, TigerLogic will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and to specific performance of any such provision. Assignor further agrees that no bond or other security shall be required in obtaining such equitable relief and Assignor hereby consents to the issuances of such injunction and to the ordering of such specific performance.

9.                                      GENERAL PROVISIONS

9.1                               Notices.  Any notice herein required or permitted to be given will be given in writing, may be personally served or sent to the address or facsimile number, as applicable, of the party being notified as set forth on the first page hereto, by first class mail, a nationally recognized overnight delivery service, or facsimile, and such notice will  be: deemed to have been given: (a) if personally given, when received; (b) if mailed, three (3) business days after deposit with the United States Postal Service properly addressed and postage prepaid; (c) if sent by overnight delivery service, on the first business day occurring on or after the date the delivery is confirmed by such service; or (d) if by facsimile, on the first business day occurring on or after the date it is sent to the proper facsimile number and receipt is confirmed by the sending machine.  Addresses and facsimile numbers for notice purposes may be changed by notice given as provided herein.

9.2                               No Solicitation.  For a period of one (1) year from the date hereof, Assignor will not, without TigerLogic’s prior written consent, either on Assignor’s own behalf or on behalf of another: (a) contact or solicit TigerLogic employees for the purpose of hiring them, to the extent Assignor was introduced to, came in contact with, or developed a relationship with any of them as a result of the Services or Deliverables completed by Assignor; or (b) solicit the business of any client, customer, or licensee of TigerLogic, to the extent Assignor was introduced to, came in contact with, or developed a relationship with any of them as a result of Services or Deliverables completed by Assignor.  Assignor acknowledges that the provisions of this Section are reasonable and necessary measures designed to protect TigerLogic’s Proprietary Information.

9.3                               Entire Agreement.  This Agreement sets forth the entire agreement and understanding between TigerLogic and Assignor relating to the subject matter herein and supersedes all prior discussions and agreements between the parties, including without limitation, the Original Agreement.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless executed in writing and signed by both parties.  No waiver of any breach or provision of this Agreement will be binding unless it is in a writing signed by an officer of TigerLogic.  The waiver, or failure to enforce, any right resulting from any breach or provision of this Agreement will not be deemed a waiver of any right relating to a subsequent breach, any other provision, or any other right hereunder.

9.4                               No Assignment.  Neither this Agreement nor any right or obligation hereunder or any interest herein may be assigned or transferred by Assignor without the express prior written consent of TigerLogic.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable against Assignor’s heirs, executors, administrators and other legal representatives and will be binding upon and for the benefit of TigerLogic, its successors, and assigns.  Any purported assignment or transfer in violation of this Section 9.4 will be null and void.

9.5                               Headings.  The headings used in this Agreement are for the convenience of the parties and for reference purposes only and shall not form a part or affect the interpretation of this Agreement.  If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

9.6                               Counterparts.  This Agreement may be executed in one or more counterparts and by facsimile or other electronic transmission (including via email in “portable document format”), each of which shall be deemed an original, but all of which shall constitute the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Rights Assignment and Release Agreement effective as of the Effective Date.

PETER YARED		TIGERLOGIC CORPORATION

By:	/s/Peter Yared	By:	/s/ Richard W. Koe
President & Chief Executive Officer

Address:

Email:

SCHEDULE A

[omitted]